Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports Second-Quarter 2021 Financial Results;
Updates 2021 Net Sales and Earnings Outlook

HERSHEY, Pa., July 29, 2021 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended July 4, 2021, and updated its full-year financial outlook.

“Our business continued to excel in the second quarter with robust recovery in away-from-home consumption and international markets and sustained elevated at-home consumption,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “This strong consumer demand, coupled with our executional excellence, healthy balance sheet and relentless focus on delivering against our strategic initiatives in the quarter enabled us to support and expand our portfolio, invest in our people and deliver strong shareholder returns. As trends continue to fluctuate, we are confident in our ability to adapt with our consumers and retailers and continue meeting their needs in the future.”

Second-Quarter 2021 Financial Results Summary1
•Consolidated net sales of $1,989.4 million, an increase of 16.5%.
•Organic, constant currency net sales increased 15.5%.
•Foreign currency exchange was a 1.0 point benefit to net sales.
•Reported net income of $301.2 million, or $1.45 per share-diluted, an increase of 12.4%.
•Adjusted earnings per share-diluted of $1.47, an increase of 12.2%.

1 All comparisons for the second quarter of 2021 are with respect to the second quarter ended June 28, 2020

2021 Full-Year Financial Outlook
The company is updating its 2021 net sales and earnings outlook to reflect the strength of its performance in the second quarter and the acquisition of Lily's Sweets, LLC ("Lily's"):
•Full-year net sales growth is now expected to be in the range of 6% to 8%, an increase from the previously communicated range of 4% to 6%. This increase is driven by stronger than anticipated recovery in the company's away-from-home business and international markets, as well as the acquisition of Lily's.
◦The net impact of acquisitions and divestitures is anticipated to be a 0.7 point benefit.
•Full-year reported earnings per share are now expected to be in the range of $6.59 to $6.85, an increase of 8% to 12% from $6.11 in fiscal 2020. This slight decrease versus the previously communicated range of 9% to 12% is due to incremental costs to execute and integrate the Lily's acquisition.
•Full-year adjusted earnings per share are still expected to be in the $6.79 to $6.92 range, unchanged from the previously communicated 8% to 10% increase from $6.29 in fiscal 2020. Increased profit from higher sales is expected to be offset primarily by incremental tax reserves incurred in the second quarter in connection with an adverse ruling in a non-U.S. tax litigation matter, as well as higher supply chain costs associated with servicing higher volume.

The company also expects:
•A reported and adjusted effective tax rate in the range of 17 to 18%,
•Other expense of approximately $120 to $130 million,
•Interest expense of approximately $130 million, and
•Capital expenditures of approximately $550 million, driven by key initiatives including the company's ongoing ERP transformation and supply chain initiatives.

Below is a reconciliation of projected 2021 and full-year 2020 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2021 (Projected)	2020
Reported EPS – Diluted	$6.59 – $6.85	$6.11
Derivative Mark-to-Market Losses	—	0.03
Business Realignment Activities	0.07 – 0.20	0.15
Acquisition-Related Costs	0.04 – 0.06	0.03
Long-Lived Asset Impairment Charges	—	0.04
Pension Settlement Charges Relating to Company-Directed Initiatives	—	0.02
Noncontrolling Interest Share of Business Realignment and Impairment Charges	0.01	(0.02)
Other Miscellaneous Benefits	(0.03)	(0.01)
Tax Effect of All Adjustments Reflected Above	(0.02 – 0.04)	(0.06)
Adjusted EPS – Diluted	$6.79 – $6.92	$6.29

2021 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Second-Quarter 2021 Results
Consolidated net sales were $1,989.4 million in the second quarter of 2021 versus $1,707.3 million in the year ago period, an increase of 16.5%. Robust recovery in away-from-home consumption and in the company's international markets, as well as continued strength in take-home consumption, resulted in volume gains of 14.5 points. Foreign exchange and net price realization each contributed an additional 1.0 point benefit.

Reported gross margin was 46.5% in the second quarter of 2021, compared to 46.4% in the second quarter of 2020, an increase of 10 basis points. This increase was driven by higher derivative mark-to-market commodity gains. Adjusted gross margin was 46.4% in the second quarter of 2021, in line with the prior year period. Volume growth, lower COVID-19 related costs and productivity initiatives offset increased supply chain costs related to servicing elevated demand, higher labor costs and packaging inflation.

Selling, marketing and administrative expenses increased 14.3% in the second quarter of 2021 versus the second quarter of 2020, primarily driven by increases in corporate expenses. Advertising and related consumer marketing expenses increased 9.9% in the second quarter of 2021 versus the same period last year driven by reactivation of key sponsorships in the North America segment along with increased investment in core brands in the International & Other segment. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 16.6% versus the second quarter of 2020. This increase was driven by higher incentive compensation accruals and elevated capability investments and medical claims, against lower 2020 levels due to COVID-19.

Second-quarter 2021 reported operating profit of $456.7 million increased 19.1% versus the second quarter of 2020, resulting in an operating profit margin of 23.0%, an increase of 50 basis points. Adjusted operating profit of $459.5 million increased 19.0% versus the second quarter of 2020, resulting in an adjusted operating profit margin of 23.1%, an increase of 50 basis points. The increases in both reported and adjusted operating profit were driven by higher volumes.

The reported effective tax rate in the second quarter of 2021 was 28.0%, an increase of 820 basis points versus the second quarter of 2020. The adjusted effective tax rate in the second quarter of 2021 was 27.4%, an increase of 800 basis points versus the second quarter of 2020. Both the reported and adjusted effective tax rate increases were driven primarily by incremental tax reserves incurred in connection with an adverse ruling in a non-U.S. tax litigation matter, as well as lower tax credits versus the year ago period.

The company’s second-quarter 2021 results, as prepared in accordance with GAAP, included items positively impacting comparability of $2.8 million, or $0.02 per share-diluted. For the second quarter of 2020, items positively impacting comparability totaled $3.8 million, or $0.02 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

Derivative Mark-to-Market (Gains) Losses	$(3.4)	$0.5	$(0.02)	$—
Business Realignment Activities	3.5	1.3	0.03	0.01
Acquisition-Related Activities	7.3	(0.6)	0.04	—
Pension Settlement Charges Relating to Company-Directed Initiatives	—	1.9	—	0.01
Long-Lived Asset Impairment Charges	—	1.6	—	—
Noncontrolling Interest Share of Business Realignment and Impairment Charges	—	(0.9)	—	(0.01)
Other Miscellaneous Benefits	(4.6)	—	(0.02)	—
Tax effect of all adjustments reflected above	—	—	(0.01)	0.01
	$2.8	$3.8	$0.02	$0.02

The following are comments about segment performance for the second quarter of 2021 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)

Hershey’s North America segment net sales were $1,779.2 million in the second quarter of 2021, an increase of 12.3% versus the same period last year. Volume gains contributed 11.8 points to net sales growth driven by strong recovery in the away-from-home consumption as well as continued elevated at-home consumption. Foreign currency exchange was a 0.7-point benefit. Net price realization and divestitures were each a 0.1 point headwind2.

Total Hershey U.S. retail takeaway, excluding Lily’s, for the twelve-week period ending July 18, 20213 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 6.5% versus the prior-year period. Retail takeaway lagged net sales growth in the second quarter due to strong growth in non-measured channels, as well as increases in retailer and distributor inventory levels. Hershey’s U.S. candy, mint and gum (CMG) retail takeaway increased 6.5%, driven by continued strength in everyday take-home chocolate, along with recovery of certain parts of the portfolio negatively impacted by COVID-19 including instant consumables and refreshment products. Hershey’s chocolate instant consumables and refreshment products increased 5.6% and 26.7%, respectively, as mobility and convenience store trips returned to pre-pandemic levels and social distancing and mask wearing declined as more of the U.S. population became vaccinated. Despite growth across all segments of confection, Hershey’s CMG share declined by approximately 105 basis points in the latest 12 weeks, primarily a result of the company's significant share gains in the year ago period. On a two-year basis, Hershey gained 135 basis points of CMG share in the latest period. Hershey's salty snacks sales increased 25.6% in the last twelve weeks driven by strong velocity gains in both Skinny Pop and Pirate’s Booty. Skinny Pop gained 275 basis points of ready-to-eat popcorn share in the latest period, and 200 basis points of share on a two-year basis. This strength was slightly offset by declines in Hershey's baking and syrup products. Sales of Hershey's baking decreased 17.9% in the latest period, as consumers baked less than the prior year period as mobility increased, though takeaway is still positive on a two-year basis.

Gross margin decreased 50 basis points in the second quarter driven by higher supply chain costs due to both increased demand and inflation, which were partially offset by manufacturing leverage and lower COVID-19 costs versus the prior year period. North America advertising and related consumer marketing expenses increased 8.4% in the second quarter of 2021 versus the same period last year driven by a slight increase in support on core brands and the sponsorship of NCAA March Madness and the Olympics that were canceled in the prior year due to COVID-19. Sales strength was partially offset by gross margin headwinds and increased operating expenses, resulting in a segment income increase of 13.7% to $565.9 million in the second quarter of 2021, compared to $497.6 million in the second quarter of 2020.

2 Reflects the 2020 divestitures of KRAVE Pure Foods, Inc. (Krave) and the Scharffen Berger and Dagoba brands
3 Includes candy, mint, gum, salty snacks, and grocery items

International and Other
Second-quarter 2021 net sales for Hershey’s International and Other segment increased 70.2% versus the same period last year to $210.2 million. Excluding a 5.7 point benefit from foreign currency exchange rates, constant currency net sales increased 64.5%. Volume and price realization were a 49.5 point and 15.0 point benefit, respectively.

The International and Other segment reported a $42.2 million profit in the second quarter of 2021, reflecting an increase of $46.1 million versus the prior year period. Profit increases were driven by volume gains, net price realization and continued prudent cost management.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the second quarter of 2021 was $148.6 million, an increase of $41.1 million, or 38.2% versus the same period of 2020. This increase was driven by higher incentive compensation accruals and elevated capability investments and medical claims against deflated 2020 levels due to COVID-19.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second-quarter 2021 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company's website.

Note: In this release, for the second-quarter 2021, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, and other miscellaneous benefits. The company refers to these income measures as "adjusted" or "non-GAAP" financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	July 4, 2021	June 28, 2020
Reported gross profit	$925,445	$792,552
Derivative mark-to-market (gains) losses	(3,385)	487
Business realignment activities	1,042	—
Non-GAAP gross profit	$923,102	$793,039

Reported operating profit	$456,675	$383,373
Derivative mark-to-market (gains) losses	(3,385)	487
Business realignment activities	3,469	1,275
Acquisition-related activities	7,337	(612)
Long-lived asset impairment charges	—	1,600
Other miscellaneous benefits	(4,585)	—
Non-GAAP operating profit	$459,511	$386,123

Reported provision for income taxes	$117,186	$66,035
Derivative mark-to-market (gains) losses*	(2,383)	(902)
Business realignment activities*	404	268
Acquisition-related activities*	1,746	(141)
Pension settlement charges relating to Company-directed initiatives*	—	460
Other miscellaneous benefits*	(1,528)	—
Non-GAAP provision for income taxes	$115,425	$65,720

Reported net income	$301,230	$268,901
Derivative mark-to-market (gains) losses	(1,002)	1,389
Business realignment activities	3,065	1,007
Acquisition-related activities	5,591	(471)
Pension settlement charges relating to Company-directed initiatives	—	1,481
Long-lived asset impairment charges	—	1,600
Noncontrolling interest share of business realignment and impairment charges	—	(875)
Other miscellaneous benefits	(3,057)	—
Non-GAAP net income	$305,827	$273,032

Reported EPS - Diluted	$1.45	$1.29
Derivative mark-to-market (gains) losses	(0.02)	—
Business realignment activities	0.03	0.01
Acquisition-related activities	0.04	—
Pension settlement charges relating to Company-directed initiatives	—	0.01
Noncontrolling interest share of business realignment and impairment charges	—	(0.01)
Other miscellaneous benefits	(0.02)	—
Tax effect of all adjustments reflected above**	(0.01)	0.01
Non-GAAP EPS - Diluted	$1.47	$1.31

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	July 4, 2021	June 28, 2020
As reported gross margin	46.5%	46.4%
Non-GAAP gross margin (1)	46.4%	46.4%

As reported operating profit margin	23.0%	22.5%
Non-GAAP operating profit margin (2)	23.1%	22.6%

As reported effective tax rate	28.0%	19.8%
Non-GAAP effective tax rate (3)	27.4%	19.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended July 4, 2021
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America	12.3%	0.7%	11.6%	(0.1)%	11.7%

International and Other	70.2%	5.7%	64.5%	—%	64.5%

Total Company	16.5%	1.0%	15.5%	—%	15.5%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market (Gains) Losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the second quarter of 2021, business realignment charges related primarily to severance expenses and other third-party costs related to this program. During the first quarter of 2017, we commenced the Margin for Growth Program to improve global efficiency and effectiveness, optimize the company’s supply chain, streamline the company’s operating model and reduce administrative expenses to generate long-term savings. During the second quarter of 2020, business realignment charges related primarily to severance expenses and other third-party costs related to this program.

Acquisition-Related Activities: During the second quarter of 2021, we incurred costs to effectuate the Lily's acquisition. During the second quarter of 2020, we recognized a positive adjustment due to divestiture activity, partially offset by costs related to the integration of the 2019 acquisition of ONE Brands, LLC.

Pension Settlement Charges Relating to Company-Directed Initiatives: During the second quarter of 2020, settlement charges in our hourly defined benefit plan were triggered as a result of lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within our Margin for Growth Program.

Long-Lived Asset Impairment Charges: During the second quarter of 2020, we recorded impairment charges to adjust long-lived asset values associated with our Lotte Shanghai Foods Co., Ltd. ("LSFC") disposal group.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded related to LSFC, a joint venture in which we previously owned a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Other Miscellaneous Benefits: During the second quarter of 2021, we recorded a gain on a receivable previously deemed uncollectible.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2020. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended July 4, 2021 and June 28, 2020
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Six Months Ended
			July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

Net sales			$1,989,422	$1,707,329	$4,285,370	$3,744,646
Cost of sales			1,063,977	914,777	2,310,974	2,085,472
Gross profit			925,445	792,552	1,974,396	1,659,174

Selling, marketing and administrative expense			467,629	408,949	962,294	884,333
Long-lived asset impairment charges			—	1,600	—	9,143
Business realignment costs (benefits)			1,141	(1,370)	2,383	(475)

Operating profit			456,675	383,373	1,009,719	766,173
Interest expense, net			31,065	38,079	67,501	74,334
Other (income) expense, net			7,194	11,217	9,608	22,750

Income before income taxes			418,416	334,077	932,610	669,089
Provision for income taxes			117,186	66,035	234,509	132,264

Net income including noncontrolling interest			301,230	268,042	698,101	536,825

Less: Net (loss) gain attributable to noncontrolling interest			—	(859)	1,072	(3,213)
Net income attributable to The Hershey Company			$301,230	$268,901	$697,029	$540,038

Net income per share	- Basic	- Common	$1.50	$1.33	$3.46	$2.66
	- Diluted	- Common	$1.45	$1.29	$3.35	$2.58
	- Basic	- Class B	$1.36	$1.21	$3.14	$2.41

Shares outstanding	- Basic	- Common	146,111	147,635	146,550	147,954
	- Diluted	- Common	207,671	209,070	208,126	209,596
	- Basic	- Class B	60,614	60,614	60,614	60,614

Key margins:
Gross margin			46.5%	46.4%	46.1%	44.3%
Operating profit margin			23.0%	22.5%	23.6%	20.5%
Net margin			15.1%	15.7%	16.3%	14.4%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 4, 2021 and June 28, 2020
(unaudited) (in thousands except percentages)

	Three Months Ended			Six Months Ended
	July 4, 2021	June 28, 2020	% Change	July 4, 2021	June 28, 2020	% Change
Net sales:
North America	$1,779,193	$1,583,787	12.3%	$3,861,065	$3,428,608	12.6%
International and Other	210,229	123,542	70.2%	424,305	316,038	34.3%
Total	$1,989,422	$1,707,329	16.5%	$4,285,370	$3,744,646	14.4%

Segment income (loss):
North America	$565,905	$497,587	13.7%	$1,227,465	$1,079,142	13.7%
International and Other	42,183	(3,969)	NM	76,023	12,035	531.7%
Total segment income	608,088	493,618	23.2%	1,303,488	1,091,177	19.5%
Unallocated corporate expense (1)	148,577	107,495	38.2%	288,274	233,576	23.4%
Mark-to-market adjustment for commodity derivatives (2)	(3,385)	487	(795.1)%	(5,669)	82,241	(106.9)%
Long-lived asset impairment charges	—	1,600	NM	—	9,143	NM
Costs associated with business realignment initiatives	3,469	1,275	172.1%	10,396	2,170	379.1%
Acquisition-related activities	7,337	(612)	NM	7,508	1,024	633.2%
Other miscellaneous benefits	(4,585)	—	NM	(6,740)	(3,150)	114.0%
Operating profit	456,675	383,373	19.1%	1,009,719	766,173	31.8%
Interest expense, net	31,065	38,079	(18.4)%	67,501	74,334	(9.2)%
Other (income) expense, net	7,194	11,217	(35.9)%	9,608	22,750	(57.8)%
Income before income taxes	$418,416	$334,077	25.2%	$932,610	$669,089	39.4%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Segment income (loss) as a percent of net sales:
North America	31.8%	31.4%	31.8%	31.5%
International and Other	20.1%	(3.2)%	17.9%	3.8%

The Hershey Company
Consolidated Balance Sheets
as of July 4, 2021 and December 31, 2020
(in thousands of dollars)

Assets	July 4, 2021	December 31, 2020
	(unaudited)
Cash and cash equivalents	$426,201	$1,143,987
Accounts receivable - trade, net	532,401	615,233
Inventories	1,060,422	964,207
Prepaid expenses and other	200,157	254,478

Total current assets	2,219,181	2,977,905

Property, plant and equipment, net	2,341,825	2,285,255
Goodwill	2,166,446	1,988,215
Other intangibles	1,509,435	1,295,214
Other non-current assets	612,614	555,887
Deferred income taxes	34,362	29,369

Total assets	$8,883,863	$9,131,845

Liabilities and Stockholders' Equity

Accounts payable	$615,641	$580,058
Accrued liabilities	708,292	781,766
Accrued income taxes	52,035	17,051
Short-term debt	207,564	74,041
Current portion of long-term debt	3,470	438,829

Total current liabilities	1,587,002	1,891,745

Long-term debt	4,095,200	4,089,755
Other long-term liabilities	671,601	683,434
Deferred income taxes	256,167	229,028

Total liabilities	6,609,970	6,893,962

Total stockholders' equity	2,273,893	2,237,883

Total liabilities and stockholders' equity	$8,883,863	$9,131,845